COMPX INTERNATIONAL INC.
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                              Three Lincoln Centre
                          5430 LBJ Freeway, Suite 1700
                           Dallas, Texas  75240-2697
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                           Telephone:  (972) 233-1700
                     Telephone  Facsimile:  (972) 239-0142

Andrew Louis
Secretary and
Associate General Counsel
(972) 450-4243

                                 March 22, 1999




The Board of Directors of CompX International Inc.
Two Greenspoint Plaza
16825 Northchase Drive, Suite 1200
Houston, Texas  77060

     Re: Registration Statement on Form S-8 Relating to Plan Interests Offered under The 401(k) Plan of the Fort Lock Corporation and 500,000 Shares of Class A Common Stock of CompX International Inc. Offered as an Investment Option under the Same Plan

Ladies and Gentlemen:

     I have acted as secretary and associate general counsel for CompX International Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission on March 22, 1999 under the Securities Act of 1933, as amended (the "Securities Act"), relating to the offer of interests under The 401(k) Plan of the Fort Lock Corporation, as amended and restated effective February 1, 1999 (the "Plan"), and 500,000 shares (the "Shares") of the Company's class A common stock, par value $0.01 per share (the "Class A Common Stock"), offered as an investment option under the Plan.

A.   Basis of Opinions

     As the basis for the opinions expressed in this letter, I have examined and considered originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records, and instruments as I have deemed necessary or appropriate for the expression of such opinions, including, without limitation, the following:

     (1) the restated certificate of incorporation and bylaws of the Company, both as amended to date;

     (2) the minutes and records of the corporate proceedings of the Company with respect to the establishment of the Plan and related matters; and

     (3)  the Plan.

B.   Opinions

     Based upon the foregoing, having regard for such legal considerations as I have deemed relevant, and subject to the comments, assumptions, limitations, qualifications and exceptions set forth in Section C, I hold the opinions set forth below:

     (1) The issuance of any Shares under the Plan out of the Company's authorized but unissued shares of Class A Common Stock ("Originally Issued Shares") has been duly authorized; and

     (2) Any Originally Issued Shares, when issued, will be validly issued, fully paid and nonassessable.

C.   Comments, Assumptions, Limitations, Qualifications and Exceptions

     The opinions expressed in Section B above are based upon and subject to the further comments, assumptions, limitations, qualifications and exceptions as set forth below.

     (1) I have assumed, without investigation, the genuineness of all signatures and the authenticity of all documents submitted to me as originals, the conformity to authentic originals of all documents submitted to me as copies and the veracity of all such documents.

     (2) I have assumed that (a) any Originally Issued Shares will be issued in accordance with the terms of the Plan; (b) the Company maintains an adequate number of authorized but unissued shares of Class A Common Stock available for the issuance of any Originally Issued Shares; and
          (c) the consideration actually received by the Company (or the increase in the Company's capital on the books of the Company, if applicable) for each Originally Issued Share is proper consideration for, and equal to or exceeds the par value of, each such Originally Issued Share.

     (3) The law covered by the opinions expressed in this letter is limited to the federal law of the United States, the Delaware General Corporation Law, as amended, and the law of the state of Texas.

     (4) I am the secretary and associate general counsel of the Company and I am an employee of Valhi, Inc., a Delaware corporation, an indirect parent corporation of the Company.

     (5) Except as set forth in subsection C.6 below, the opinions set forth herein are expressed solely for your benefit, and no other party shall be entitled to rely on my opinions without my prior express written consent. Except as set forth in subsection C.6 below or without my prior express written consent, this opinion letter may not be quoted in whole or in part or otherwise referred to in any document or report and may not be furnished to any person or entity.

     (6) I consent to the filing of this letter as an exhibit to the Registration Statement and to reference to my opinions included in or made a part of the Registration Statement. In giving this consent, I do not admit that I come within the category of a person whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.


                                Respectfully submitted,




                                /s/ Andrew Louis
                                --------------------------------
                                Andrew Louis, Esq.
                                Secretary and Associate General Counsel of
                                CompX International Inc.